Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

To Board of Directors
YDI Wireless, Inc.


     We consent to the incorporation by reference in the registrations statements (Nos. 333-30450, 333-65568, 333-73318, and 333-104481) on Form S-8 of
YDI Wireless, Inc. of our report dated June 11, 2004, with respect to the consolidated balance sheets of Terabeam Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the Form 8-K of YDI Wireless, Inc. dated June 22, 2004.


/s/ KPMG, LLP

Seattle, Washington
September 3, 2004